Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-228671, 333-248980, 333-251073) and Form F-3 (Nos. 333-274816) of Alterity Therapeutics Limited of our report dated August 28, 2026 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers
Melbourne, Australia
August 28, 2026